Jason Industries Reports Second Quarter 2018 Results
Sixth Consecutive Quarter of Adjusted EBITDA Margin Expansion
Announces Seating Plant Consolidation
Reaffirms Full Year Guidance

MILWAUKEE, August 2, 2018 -- Jason Industries, Inc. (NASDAQ: JASN, JASNW) (“Jason” or the “Company”) today reported results for second quarter 2018.

Key financial results for the second quarter 2018 versus the year ago period include:

•
Net sales of $168.4 million decreased 2.3 percent and included a negative 3.5 percent impact from the divestiture and planned exit of non-core businesses and a positive 1.5 percent from foreign currency translation.

•	Operating income of $6.8 million, or 4.0 percent of net sales, decreased from 5.7 percent of net sales on higher selling and administrative expenses and restructuring costs.

•	Net loss of $0.6 million, or $0.05 diluted loss per share, decreased $4.2 million and $0.17 per share.

•	Free cash flow was $4.0 million, a decrease of $10.2 million, due to timing of working capital requirements and higher cash restructuring.

On an adjusted basis, second quarter 2018 results versus the year ago period include:

•
Adjusted EBITDA of $21.4 million, or 12.7 percent of net sales, increased $0.8 million and improved from 11.9 percent of net sales, driven by margin expansion from pricing and operational efficiencies.

•	Adjusted Net Income of $1.5 million, or $0.05 Adjusted Earnings Per Share, decreased $0.01 per share.

“Finishing organic growth of 7.0 percent exceeded our expectations and demonstrates the traction we are gaining through our targeted commercial activities” said Brian Kobylinski, chief executive officer of Jason. “We delivered 130 basis points of gross margin improvement through operational efficiency initiatives, marking our sixth consecutive quarter of improvement. Our efforts resulted in a further reduction in net leverage which now sits at 5.2 times.”

Highlights during the quarter include:

•
Total Cost Reduction and Margin Expansion program savings were $0.5 million in the second quarter with a total of $21 million since the inception of the program. Actions taken and announced to-date are expected to achieve $24 million in annual run-rate cost savings.

•
Achieved organic growth of 7.0 percent in Finishing and 4.3 percent in Components. Organic growth was generated through targeted growth initiatives including diversification efforts in both customers and markets, and continued strength in industrial markets.

•
Announced the closure of the Seating facility in Nuneaton, United Kingdom by the end of 2018. This action simplifies operations by consolidating manufacturing into existing facilities, reduces footprint, and monetizes an underutilized asset. The closure will result in annual savings of $0.1 million beginning in the first quarter of 2019. Jason expects proceeds of $1.8 million from the sale of the facility and to incur a pre-tax restructuring charge to earnings of approximately $0.7 million in 2018.

•
Completed Components’ portfolio review and actioned the exit of low margin, non-core smart meter product lines by the end of the third quarter. This exit simplifies operations and redeploys resources to focus on growing core perforated and expanded metal products.

Key financial results within the segments for the second quarter 2018 versus the year ago period include:

•
Finishing net sales of $55.5 million increased $5.7 million, or 11.4 percent, including a positive foreign currency translation impact of 4.4 percent. Organic sales increased 7.0 percent and were impacted by traction in commercial initiatives and strong industrial markets. Adjusted EBITDA was $8.4 million, or 15.2 percent of net sales, an increase of $1.1 million from 14.7 percent of net sales. Adjusted EBITDA margin increased on favorable sales mix, improved pricing and higher volumes, while making investments in commercial talent and resources.

•
Components net sales of $24.6 million increased $2.8 million, or 13.1 percent. Organic sales increased 4.3 percent due to pricing and higher volumes in rail, perforated and expanded metal products. Organic sales now exclude non-core smart meter product lines, which increased 8.8 percent in preparation for the planned exit of production. Adjusted EBITDA was $3.6 million, or 14.5 percent of net sales, an increase of $1.1 million from 11.3 percent of net sales, with margins positively impacted by higher volumes, increased pricing, and savings from facility consolidation.

•
Seating net sales of $45.0 million increased $0.1 million, or 0.2 percent, including a positive foreign currency translation impact of 0.5 percent. Organic sales decreased 0.3 percent on lower volumes in both the motorcycle and turf care markets. Turf care was impacted by a shortened selling season resulting from the delayed spring as well as deferred implementation of pricing actions due to a supplier force majeure event. These declines were largely offset by heavy industry platform growth and improved pricing. Adjusted EBITDA was $6.9 million, or 15.3 percent of net sales, an increase of $1.0 million from 13.1 percent of net sales, with margins positively impacted by continuous improvement initiatives and pricing.

•
Acoustics net sales of $43.4 million decreased $12.7 million, or 22.6 percent, including a negative 14.3 percent impact from the divestiture of the Acoustics European operations. Organic sales decreased 8.3 percent due to end-of-life platform changes and a continuing shift from cars to light truck vehicles. Adjusted EBITDA was $6.0 million, or 13.9 percent of net sales, compared with 14.2 percent of net sales in the prior year. Adjusted EBITDA margin decreased on lower sales volumes, pricing changes and raw material inflation, which were mitigated by improved material efficiencies and continuous improvement projects.

•	Corporate expenses of $3.6 million increased $0.5 million primarily on timing of incentive compensation expense compared with the prior year.

Other Information:

•
Net debt to Adjusted EBITDA on a trailing twelve-month basis was 5.2x as of the end of the second quarter, a decrease from 5.5x as of the end of 2017. Total liquidity as of the end of the second quarter was $86.8 million, comprised of $46.2 million of cash and cash equivalents and $40.6 million of availability on revolving loan facilities globally.

•
In the second quarter the company completed the amendment of the First Lien Credit Agreement to extend the maturity of its undrawn revolving credit facility. The total revolving loan commitments will be $34.3 million until June 2019 and $30.0 million until June 2020. Prior to the amendment, the revolving credit facility was scheduled to mature in June 2019.

•
In connection with the planned exit of non-core smart meter product lines in Components, amortization of certain intangible assets was accelerated, resulting in increased amortization expense of $1.2 million in the three months ended June 29, 2018.

2018 Guidance:

Kobylinski stated, “We continued our streak of growing the core, expanding margins, and reducing leverage. Our investments in commercial activity are beginning to pay dividends and we initiated our next round of self-help actions. While we are managing in a dynamic external environment, improvements made to our organization position us to deliver our 2018 guidance.”

For the full year 2018, Jason reaffirms guidance of net sales in the range of $600 to $615 million, Adjusted EBITDA of $66 to $70 million, and free cash flow of $13 to $17 million, resulting in an implied net debt to Adjusted EBITDA range of 5.3 to 4.9 times.

Conference Call:

The Company will hold a conference call to discuss its second quarter results today at 10:00 a.m. Eastern time. A live webcast of the call may be accessed over the Internet from the Company’s Investor Relations website at investors.jasoninc.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call is also available by dialing 877-451-6152 (domestic) or 201-389-0879 (international). Participants should ask for the Jason Industries Second Quarter 2018 Earnings conference call.

A replay of the live conference call will be available beginning approximately one hour after the call. The replay will be available on the Company’s website or by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the replay passcode 13642137. The telephonic replay will be available until 11:59 pm (Eastern Time), August 9, 2018. The online replay will be available on the website immediately following the call.

About Jason Industries, Inc.
The Company is the parent company to a global family of manufacturing leaders within the finishing, components, seating, and automotive acoustics markets, including Osborn (Richmond, Ind. and Burgwald, Germany), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.), and Janesville Acoustics (Southfield, Mich.). Headquartered in Milwaukee, Wis., Jason employs more than 4,300 people in 13 countries.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “guidance,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include projected financial information. Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the Company’s businesses are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. Such factors include, but are not limited to, the level of demand for the Company’s products; competition in the Company’s markets; the Company’s ability to grow and manage growth profitably; the Company’s ability to access additional capital; changes in applicable laws or regulations; the Company’s ability to attract and retain qualified personnel; the possibility that the Company may be adversely affected by other economic, business and/or competitive factors; and other risks and uncertainties identified in the Company’s most recent Annual Report on Form 10-K, as such may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results and cause them to differ materially from those anticipated in the forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP and Other Company Information
Included in this press release are certain non-GAAP financial measures designed to complement the financial information presented in accordance with generally accepted accounting principles in the United States of America because management believes such measures are useful to investors. Because the Company’s calculations of these measures may differ from similar measures used by other companies, you should be careful when comparing the Company’s non-GAAP financial measures to those of other companies. In this earnings release, we disclose the following non-GAAP financial measures, and we reconcile these non-GAAP financial measures to the most directly comparable GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, Net Debt to Adjusted EBITDA, and Free Cash Flow.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin - The Company defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, integration and other operational restructuring charges, transactional legal fees, other professional fees, purchase accounting adjustments, and non-cash share based compensation expense. The Company defines Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales.

Management believes that Adjusted EBITDA provides a more clear picture of the Company’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. The Company uses this metric to facilitate a comparison of operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. The Company’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric and the Company uses this measure to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

Adjusted Net Income and Adjusted Earnings Per Share - The Company defines Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) as net income and earnings per share (as defined by GAAP), excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, integration and other operational restructuring charges, transactional legal fees, other professional fees, purchase accounting adjustments, and non-cash share based compensation expense, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. Adjusted earnings per share includes the impact of share based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares and conversion of preferred stock. Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Net Debt to Adjusted EBITDA - The Company defines Net Debt to Adjusted EBITDA as current and long-term debt plus debt discounts less cash and cash equivalents, divided by pro forma Adjusted EBITDA for the trailing twelve months. Pro forma Adjusted EBITDA is calculated as Adjusted EBITDA as reported plus Adjusted EBITDA of acquisitions prior to the date of the acquisition during the trailing twelve months. Management believes that Net Debt to Adjusted EBITDA is useful in assessing the Company’s financial leverage.

Free Cash Flow - The Company defines Free Cash Flow as net cash flows from operating activities (as defined by GAAP) less capital expenditures and cash dividends on preferred stock. Management believes that Free Cash Flow is useful in assessing our ability to generate cash from business operations that is available for strategic capital decisions.

In addition to these non-GAAP financial measures, we also use the term “organic sales” to refer to GAAP net sales from existing operations excluding (i) sales from acquired businesses recorded prior to the first anniversary of the acquisition, (ii) sales from divested businesses or exited non-core businesses, and (iii) the impact of foreign currency translation. The impact of foreign currency translation is calculated as the difference between (a) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) and (b) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) after applying current period average foreign exchange rates to the prior year period. We use the term “organic sales growth” to refer to the measure of comparing current period organic sales with the corresponding prior year period organic sales.
Contact Information
Investor Relations:
Rachel Zabkowicz
investors@jasoninc.com
414.277.2007

Jason Industries, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2018	June 30, 2017	June 29, 2018	June 30, 2017
Net sales	$168,424	$172,477	$335,678	$347,670
Cost of goods sold	131,302	136,833	262,884	277,417
Gross profit	37,122	35,644	72,794	70,253
Selling and administrative expenses	28,888	25,242	56,412	51,898
Loss (gain) on disposals of property, plant and equipment - net	11	65	245	(265)
Restructuring	1,464	543	2,066	1,224
Operating income	6,759	9,794	14,071	17,396
Interest expense	(8,403)	(8,395)	(16,430)	(16,761)
Gain on extinguishment of debt	—	1,564	—	1,564
Equity income	335	277	435	420
Loss on divestiture	—	(7,888)	—	(7,888)
Other income - net	484	90	555	203
Loss before income taxes	(825)	(4,558)	(1,369)	(5,066)
Tax (benefit) provision	(238)	179	37	164
Net loss	$(587)	$(4,737)	$(1,406)	$(5,230)
Less net gain attributable to noncontrolling interests	—	—	—	5
Net loss attributable to Jason Industries	$(587)	$(4,737)	$(1,406)	$(5,235)
Redemption premium and accretion of dividends on preferred stock	765	936	2,493	1,854
Net loss available to common shareholders of Jason Industries	$(1,352)	$(5,673)	$(3,899)	$(7,089)
Net loss per share available to common shareholders of Jason Industries:
Basic and diluted	$(0.05)	$(0.22)	$(0.14)	$(0.27)

Weighted average number of common shares outstanding:
Basic and diluted	27,677	26,042	27,505	25,914

Jason Industries, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (Unaudited)

	June 29, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$46,232	$48,887
Accounts receivable - net	79,436	68,626
Inventories - net	68,424	70,819
Other current assets	16,344	15,655
Total current assets	210,436	203,987
Property, plant and equipment - net	145,299	154,196
Goodwill	44,480	45,142
Other intangible assets - net	122,619	131,499
Other assets - net	14,254	11,499
Total assets	$537,088	$546,323

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$6,652	$9,704
Accounts payable	55,652	53,668
Accrued compensation and employee benefits	17,322	17,433
Accrued interest	79	276
Other current liabilities	16,279	19,806
Total current liabilities	95,984	100,887
Long-term debt	389,768	391,768
Deferred income taxes	24,986	25,699
Other long-term liabilities	21,491	22,285
Total liabilities	532,229	540,639

Shareholders’ Equity
Preferred stock	39,040	49,665
Jason Industries common stock	3	3
Additional paid-in capital	155,185	143,788
Retained deficit	(168,606)	(167,710)
Accumulated other comprehensive loss	(20,763)	(20,062)
Total shareholders’ equity	4,859	5,684
Total liabilities and shareholders’ equity	$537,088	$546,323

Jason Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands) (Unaudited)

	Six Months Ended
	June 29, 2018	June 30, 2017
Cash flows from operating activities
Net loss	$(1,406)	$(5,230)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	13,543	13,383
Amortization of intangible assets	8,310	6,107
Amortization of deferred financing costs and debt discount	1,468	1,498
Equity income	(435)	(420)
Deferred income taxes	(1,090)	(5,375)
Loss (gain) on disposals of property, plant and equipment - net	245	(265)
Gain on extinguishment of debt	—	(1,564)
Loss on divestiture	—	7,888
Share-based compensation	784	673
Net increase (decrease) in cash due to changes in:
Accounts receivable	(11,262)	(6,316)
Inventories	1,428	4,417
Other current assets	514	542
Accounts payable	2,636	1,156
Accrued compensation and employee benefits	99	4,955
Accrued interest	(197)	(63)
Accrued income taxes	(1,947)	2,122
Other - net	(1,550)	(2,676)
Total adjustments	12,546	26,062
Net cash provided by operating activities	11,140	20,832
Cash flows from investing activities
Proceeds from disposals of property, plant and equipment	84	6,400
Payments for property, plant and equipment	(6,939)	(7,161)
Acquisitions of patents	(25)	(33)
Net cash used in investing activities	(6,880)	(794)
Cash flows from financing activities
Payments of deferred financing costs	(609)	—
Payments of First and Second Lien term loans	(4,050)	(9,549)
Proceeds from other long-term debt	2,241	6,134
Payments of other long-term debt	(3,956)	(3,671)
Other financing activities - net	(16)	(39)
Net cash used in financing activities	(6,390)	(7,125)
Effect of exchange rate changes on cash and cash equivalents	(525)	1,145
Net (decrease) increase in cash and cash equivalents	(2,655)	14,058
Cash and cash equivalents, beginning of period	48,887	40,861
Cash and cash equivalents, end of period	$46,232	$54,919

Jason Industries, Inc.
Quarterly Financial Information by Segment
(In thousands) (Unaudited)

	2017					2018
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
Finishing
Net sales	$49,476	$49,757	$51,065	$49,986	$200,284	$53,978	$55,454			$109,432
Adjusted EBITDA	7,067	7,324	7,503	5,767	27,661	7,799	8,437			16,236
Adjusted EBITDA % net sales	14.3%	14.7%	14.7%	11.5%	13.8%	14.4%	15.2%			14.8%

Components
Net sales	$21,117	$21,713	$19,945	$19,846	$82,621	$22,393	$24,559			$46,952
Adjusted EBITDA	2,720	2,451	2,445	2,272	9,888	3,070	3,563			6,633
Adjusted EBITDA % net sales	12.9%	11.3%	12.3%	11.4%	12.0%	13.7%	14.5%			14.1%

Seating
Net sales	$47,373	$44,921	$32,963	$33,872	$159,129	$47,034	$44,993			$92,027
Adjusted EBITDA	5,530	5,897	2,621	2,300	16,348	5,933	6,870			12,803
Adjusted EBITDA % net sales	11.7%	13.1%	8.0%	6.8%	10.3%	12.6%	15.3%			13.9%

Acoustics
Net sales	$57,227	$56,086	$51,457	$41,812	$206,582	$43,849	$43,418			$87,267
Adjusted EBITDA	6,721	7,983	6,640	5,997	27,341	5,778	6,044			11,822
Adjusted EBITDA % net sales	11.7%	14.2%	12.9%	14.3%	13.2%	13.2%	13.9%			13.5%

Corporate
Adjusted EBITDA	$(3,477)	$(3,075)	$(3,073)	$(3,861)	$(13,486)	$(2,867)	$(3,550)			$(6,417)

Consolidated
Net sales	$175,193	$172,477	$155,430	$145,516	$648,616	$167,254	$168,424			$335,678
Adjusted EBITDA	18,561	20,580	16,136	12,475	67,752	19,713	21,364			41,077
Adjusted EBITDA % net sales	10.6%	11.9%	10.4%	8.6%	10.4%	11.8%	12.7%			12.2%

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands) (Unaudited)

Organic Sales Growth

	2Q 2018
	Finishing	Components	Seating	Acoustics	Jason Consolidated

Net sales
Organic sales growth	7.0%	4.3%	(0.3)%	(8.3)%	(0.3)%
Currency impact	4.4%	—%	0.5%	—%	1.5%
Divestiture & Non-Core Exit	—%	8.8%	—%	(14.3)%	(3.5)%
Growth as reported	11.4%	13.1%	0.2%	(22.6)%	(2.3)%

	YTD 2018
	Finishing	Components	Seating	Acoustics	Jason Consolidated

Net sales
Organic sales growth	4.3%	3.5%	(1.0)%	(8.2)%	(1.3)%
Currency impact	6.6%	—%	0.7%	—%	2.2%
Divestiture & Non-Core Exit	(0.6)%	6.1%	—%	(14.8)%	(4.3)%
Growth as reported	10.3%	9.6%	(0.3)%	(23.0)%	(3.4)%

Free Cash Flow

	2Q		YTD
	2017	2018	2017	2018
Operating Cash Flow	$17,931	$7,323	$20,832	$11,140
Less: Capital Expenditures	(3,765)	(3,317)	(7,161)	(6,939)
Free Cash Flow	$14,166	$4,006	$13,671	$4,201

Net Debt to Adjusted EBITDA

June 29, 2018
Current and long-term debt	$396,420
Add: Debt discounts and deferred financing costs	7,928
Less: Cash and cash equivalents	(46,232)
Net Debt	$358,116

Adjusted EBITDA
3Q17	$16,136
4Q17	12,475
1Q18	19,713
2Q18	21,364
TTM Adjusted EBITDA	69,688
Divestiture TTM Adjusted EBITDA*	(631)
Pro Forma TTM Adjusted EBITDA	69,057

Net Debt to Adjusted EBITDA**	5.2x

*Divestiture TTM Adjusted EBITDA excludes Adjusted EBITDA prior to the date of the divestiture during the trailing twelve months.

**Note the consolidated first lien net leverage ratio under the Company’s senior secured credit facilities was 3.69x as of June 29, 2018. See Form 10-Q for further discussion of the Company’s senior secured credit facilities.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA
(In thousands) (Unaudited)

	2017					2018
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
Net (loss) income	$(493)	$(4,737)	$(1,601)	$2,358	$(4,473)	$(819)	$(587)			$(1,406)
Interest expense	8,366	8,395	8,203	8,125	33,089	8,027	8,403			16,430
Tax (benefit) provision	(15)	179	(1,602)	(8,946)	(10,384)	275	(238)			37
Depreciation and amortization	10,003	9,487	9,749	9,695	38,934	10,807	11,046			21,853
EBITDA	17,861	13,324	14,749	11,232	57,166	18,290	18,624			36,914
Adjustments:
Restructuring(1)	681	543	1,772	1,270	4,266	602	1,464			2,066
Integration and other restructuring costs(2)	—	—	—	(569)	(569)	356	712			1,068
Share-based compensation(3)	349	324	231	215	1,119	231	553			784
(Gain) loss on disposals of property, plant and equipment—net(4)	(330)	65	(639)	145	(759)	234	11			245
(Gain) loss on extinguishment of debt(5)	—	(1,564)	(819)	182	(2,201)	—	—			—
Loss on divestiture(6)	—	7,888	842	—	8,730	—	—			—
Total adjustments	700	7,256	1,387	1,243	10,586	1,423	2,740			4,163
Adjusted EBITDA	$18,561	$20,580	$16,136	$12,475	$67,752	$19,713	$21,364			$41,077

(1)
Restructuring includes costs associated with exit or disposal activities as defined by GAAP related to facility consolidation, including one-time employee termination benefits, costs to close facilities and relocate employees, and costs to terminate contracts other than capital leases.

(2)
During 2018, integration and other restructuring costs includes costs associated with a $1.5 million force majeure incident at a supplier in the seating segment that resulted in incremental costs to maintain production and are expected to be recovered through insurance pending finalization of claims in future periods. The integration and other restructuring costs were partially offset by a $0.4 million settlement gain on proceeds from a supplier claim in the seating segment associated with periods prior to the Company’s go public business combination in 2014. During 2017, integration and other restructuring costs includes a $0.6 million reversal of a liability recorded in acquisition accounting for the go public business combination.

(3)	Represents non-cash share based compensation expense for awards under the Company’s 2014 Omnibus Incentive Plan.

(4)
(Gain) loss on disposals of property, plant and equipment for the first quarter of 2018 includes a loss of $0.2 million from the disposition of equipment in connection with the consolidation of the component segment’s Libertyville, Illinois facilities, for the third quarter of 2017 includes a gain of $0.5 million on the sale of a building related to the closure of the finishing segment’s Richmond, Virginia facility and for the first quarter of 2017 includes a gain of $0.4 million on the sale of equipment related to the closure of the components segment’s Buffalo Grove, Illinois facility.

(5)
Represents a (gain) loss on extinguishment of Second Lien Term Loan debt in both the second and third quarter of 2017 and a $0.2 million prepayment fee to retire foreign debt in the fourth quarter of 2017.

(6)
Represents the completed divestiture of the Company’s Acoustics European operations. A pre-tax loss of $7.9 million was recorded in the second quarter of 2017 when the business was classified as held for sale and a pre-tax loss of $0.8 million was recorded in the third quarter of 2017 upon closing of the divestiture.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted Net Income and Adjusted Earnings per Share
(In thousands, except per share amounts) (Unaudited)

	2017					2018
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
GAAP Net (loss) income	$(493)	$(4,737)	$(1,601)	$2,358	$(4,473)	$(819)	$(587)			$(1,406)
Adjustments:
Restructuring	681	543	1,772	1,270	4,266	602	1,464			2,066
Integration and other restructuring costs	—	—	—	(569)	(569)	356	712			1,068
Share based compensation	349	324	231	215	1,119	231	553			784
(Gain) loss on disposal of property, plant and equipment - net	(330)	65	(639)	145	(759)	234	11			245
(Gain) loss on extinguishment of debt	—	(1,564)	(819)	182	(2,201)	—	—			—
Loss on divestitures	—	7,888	842	—	8,730	—	—			—
Tax effect on adjustments(1)	(55)	(582)	(214)	(122)	(973)	(314)	(697)			(1,011)
Tax (benefit) provision(2)	—	—	—	(3,787)	(3,787)	410	—			410
Adjusted net income (loss)	$152	$1,937	$(428)	$(308)	$1,353	$700	$1,456			$2,156

Effective tax rate on adjustments(1)	16%	8%	16%	10%	9%	22%	25%			24%

Diluted weighted average number of common shares outstanding (GAAP):	25,784	26,042	26,241	26,255	26,082	27,329	27,677			27,505
Plus: effect of dilutive share-based compensation (non-GAAP)(3)	—	—	—	530	—	—	—			—
Plus: effect of convertible preferred stock and rollover shares (non-GAAP)(3)	3,967	3,815	3,889	3,982	3,917	3,309	3,147			3,227
Diluted weighted average number of common shares outstanding (non-GAAP)(3)	29,751	29,857	30,130	30,767	29,999	30,638	30,824			30,732

Adjusted earnings (loss) per share	$0.01	$0.06	$(0.01)	$(0.01)	$0.05	$0.02	$0.05			$0.07

GAAP Net (loss) income per share available to common shareholders of Jason Industries	$(0.05)	$(0.22)	$(0.10)	$0.05	$(0.32)	$(0.09)	$(0.05)			$(0.14)
Adjustments net of income taxes:
Restructuring	0.02	0.01	0.04	0.04	0.13	0.02	0.04			0.06
Integration and other restructuring costs	—	—	—	(0.02)	(0.02)	0.01	0.02			0.03
Share based compensation	0.02	0.02	0.01	0.01	0.06	0.01	0.02			0.03
(Gain) loss on disposal of property, plant and equipment - net	(0.01)	—	(0.01)	—	(0.02)	0.01	—			0.01
(Gain) loss on extinguishment of debt	—	(0.04)	(0.02)	0.01	(0.06)	—	—			—
Loss on divestitures	—	0.26	0.03	—	0.29	—	—			—
Tax (benefit) provision(2)	—	—	—	(0.12)	(0.13)	0.02	—			0.01
Redemption premium on preferred stock conversion	—	—	—	—	—	0.04	—			0.04
GAAP to non-GAAP impact per share(3)	0.03	0.03	0.04	0.02	0.12	—	0.02			0.03
Adjusted earnings (loss) per share	$0.01	$0.06	$(0.01)	$(0.01)	$0.05	$0.02	$0.05			$0.07

(1)
The effective tax rate on adjustments is impacted by nondeductible foreign transaction and restructuring costs, restructuring charges in foreign jurisdictions at statutory tax rates, and discrete non-cash tax expense related to the vesting of restricted stock units for which no tax benefit will be realized.

(2)	Represents discrete tax items associated with The Tax Cuts and Jobs Act enacted in December 2017.

(3)
Adjusted earnings (loss) per share includes the impact of share-based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares, the conversion of 12,136 shares of preferred stock at a conversion rate of 115 preferred shares to common shares and the conversion of all remaining preferred stock at the voluntary conversion ratio.